Exhibit 99.3

CITI ISSUANCE OF $7 BILLION OF PERPETUAL PREFERRED STOCK
AND WARRANTS TO U.S. TREASURY AND FEDERAL DEPOSIT INSURANCE CORPORATION

Perpetual Preferred Placement Terms
Offering	• $7.059 billion liquidation preference perpetual preferred stock
Investors	• United States Department of the Treasury ($4.034 billion) • Federal Deposit Insurance Corporation ($3.025 billion)
Regulatory Treatment	• $3.5 billion of Tier 1 capital
Accounting Treatment	• Recorded in stockholders’ equity
Ranking	• Pari passu with all other series of outstanding preferred stock
Dividends	• 8.00% per annum • Cumulative, payable quarterly • Dividends are not tax-deductible
Maturity	• Perpetual
Call Protection
•      Non-callable prior to the date on which all outstanding shares of Series H preferred stock issued under the TARP Capital Purchase Program have been redeemed or repurchased
•      Thereafter callable on a pro-rata basis with any shares of Series I preferred stock called for redemption

Impact on Previously Issued Convertible Securities	• None

Warrant Placement Terms
Offering	• Warrants to purchase Citi common stock
Investor	• United States Department of the Treasury
Regulatory Treatment	• Tier 1 capital
Accounting Treatment	• Recorded in stockholders’ equity • Impact to EPS calculated under the Treasury Stock Method
Number of Underlying Shares	• 66,531,728
Strike Price	• $10.61 (average of the closing prices of Citi common stock for the 20 trading days ending on November 21st)
Exercise Type	• American exercise (anytime during the life of the warrant) • Physical or net share settlement at Investor’s option
Impact on Previously Issued Convertible Securities
•      Issuance of the warrant, together with the issuance of common stock in April 2008 and a warrant in October 2008, will result in a reduction of the conversion price of the privately placed convertible securities issued in January 2008
•      Maximum additional underlying shares equal 23 million

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January 15, 2009